                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                              (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              ACUSON CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
    ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:
    ------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction:
    ------------------------------------------------------------------------

  (5) Total fee paid:
    ------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
    ------------------------------------------------------------------------

  (2) Form, Schedule or Registration Statement No.:
    ------------------------------------------------------------------------

  (3) Filing Party:
    ------------------------------------------------------------------------

  (4) Date Filed:
    ------------------------------------------------------------------------

Notes:

                               [LOGO OF ACUSON]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 20, 1997

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Acuson Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, May 20, 1997 at 10:00 a.m., local time, at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California, for the following purposes:

    1. To elect a Board of Directors to serve for the ensuing year and until their successors are elected.

    2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on April 3, 1997 are entitled to notice of and to vote at the meeting and at any continuation or adjournment thereof.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ CHARLES H. DEARBORN
                                     Charles H. Dearborn
                                     Secretary

Mountain View, California
April 15, 1997

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                              ACUSON CORPORATION
                             1220 CHARLESTON ROAD
                                 P.O. BOX 7393
                         MOUNTAIN VIEW, CA 94039-7393

                                PROXY STATEMENT

                               ----------------

                      FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1997

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Acuson Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 1997, at 10:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment of that meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated the date hereof. The Annual Meeting will be held at the Acuson Education Center, 1393 Shorebird Way, Mountain View, California.

SOLICITATION

  The Company will bear the entire cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

  The Company intends to mail this proxy statement and accompanying proxy on approximately April 15, 1997.

VOTING

  Only holders of Common Stock of record at the close of business on April 3, 1997, will be entitled to notice of and to vote at the Annual Meeting. As of April 3, 1997, the Company had outstanding 28,875,132 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of Common Stock authorized to vote will constitute a quorum for the transaction of business at the Annual Meeting and any continuation or adjournment thereof. Abstentions and broker non-votes will be counted in determining whether a quorum is present at the Annual Meeting. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The other proposals submitted to the stockholders in the enclosed proxy must be approved by the vote of the holders of a majority of the shares of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting. In determining whether such proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1220 Charleston Road, P.O. Box 7393, Mountain View, California, 94039-7393, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders (the "1998 Annual Meeting") must be received by the Company no later than December 17, 1997 in order to be included in the proxy statement and proxy relating to the 1998 Annual Meeting.

                                  PROPOSAL 1

                     NOMINATION AND ELECTION OF DIRECTORS

  One of the purposes of the Annual Meeting is the election of the Board of Directors of the Company to hold office until the 1998 Annual Meeting or until their successors are elected and have been qualified. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below, unless one or more of such nominees should become unavailable for election by reason of death or other unexpected occurrence, in which event such shares shall be voted for the election of such substitute nominees as the Board of Directors may propose. Each person nominated has agreed to serve if elected, and the Company knows of no reason why any of the listed nominees would be unavailable to serve.

NOMINEES AND PRESENT DIRECTORS

  The By-Laws of the Company provide that the number of directors of the Company shall be fixed from time to time by the Board of Directors. At present, the authorized size of the Board of Directors is five. The Board of Directors has nominated five persons for election to the Board of Directors. Proxies cannot be voted for more than five persons.

  Set forth below is information regarding the nominees for election as directors, including information furnished by them as to their principal occupations for the last five years, certain other directorships held by them, and their ages as of April 15, 1997. Each nominee is currently a director of the Company.

NAME                     AGE                     POSITION                      DIRECTOR SINCE
----                     ---                     --------                      --------------
Samuel H. Maslak........ 48  Chairman of the Board and Chief Executive Officer September 1981
Robert J. Gallagher..... 53  President, Chief Operating Officer and Director   May 1994
Albert L. Greene........ 47  Director                                          March 1995
Karl H. Johannsmeier.... 68  Director                                          March 1995(1)
Alan C. Mendelson....... 49  Director                                          March 1995

--------
(1) Mr. Johannsmeier also served as a director of the Company from September 1981 to May 1994.

  Samuel H. Maslak co-founded the Company in September 1981 and has been Chief Executive Officer and a director since that date. He was President of the Company from September 1981 until May 1995. He was appointed Chairman of the Board in May 1995.

  Robert J. Gallagher joined the Company in January 1983 as Vice President, Finance and Chief Financial Officer. He became Executive Vice President in March 1991, Chief Operating Officer of the Company in January 1994 and was elected director of the Company in May 1994. He became President of the Company in May 1995.

  Albert L. Greene became a director of the Company in March 1995. Mr. Greene served as the President and Chief Executive Officer of Alta Bates Medical Center in Berkeley, California from May 1990 until February 1996 and has been President of Alta Bates Health System since February 1996. He is a member of the American College of Healthcare Executives, the American Hospital Association, the Alta Bates Medical Center Board of Trustees, the Alta Bates Health System Board of Directors, and other hospital associations. Mr. Greene is also a director of Quadra Med, a healthcare information systems company.

  Karl H. Johannsmeier served as a director of the Company from September 1981 to May 1994 and has also served as a director from March 1995 to the present. He founded Optimetrix Corporation, a semiconductor processing equipment company, where he served as President and Chief Executive Officer from 1976 to 1981 and as Chairman of the Board of Directors from 1976 to 1984. Optimetrix Corporation was acquired by Eaton Corporation in 1982. Mr. Johannsmeier has been a private investor over the last twenty years.

  Alan C. Mendelson became a director of the Company in March 1995. Mr. Mendelson has been a partner in the law firm of Cooley Godward LLP since January 1980 and has been the Managing Partner of its Palo Alto office since November 1996. Mr. Mendelson also served as Managing Partner between May 1990 and March 1995. Mr. Mendelson was Acting General Counsel of Cadence Design Systems, Inc., an electronic design automation software company, from November 1995 until June 1996. Mr. Mendelson is also a director of Isis Pharmaceuticals, Inc., a biopharmaceutical company, CoCensys, Inc., a biopharmaceutical company, and Elexsys International, Inc., a manufacturer of interconnect products used in advanced electronic equipment.

  There are no family relationships between any director or executive officer of the Company.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

  The Board of Directors has three standing committees: the Compensation Committee, the Audit Committee and the Non-Officer Stock Option Administration Committee. The Board does not have a nominating committee.

  The Compensation Committee was established in February 1993 to determine compensation to be paid to the Company's executive officers and to administer the Company's stock plans generally. The current members of the Compensation Committee are Messrs. Greene, Johannsmeier and Mendelson.

  The Audit Committee was established in October 1986 to recommend engagement of the Company's independent public accountants, to approve services performed by such accountants and to review, in consultation with the independent public accountants, the Company's accounting system and system of internal controls. The current members of the Audit Committee are Messrs. Greene, Johannsmeier and Mendelson.

  The Non-Officer Stock Option Administration Committee was established in July 1987 to administer the Company's stock option plan only for non-officer employees of the Company. Its member is Dr. Maslak.

  During the fiscal year ended December 31, 1996, the Board of Directors held five meetings, the Audit Committee held five meetings and the Compensation Committee held two meetings. The Non-Officer Stock Option Administration Committee acted solely by unanimous written consent in accordance with the Company's By-Laws and Delaware law. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees, if any, upon which such director served.

                                  PROPOSAL 2

                         RATIFICATION OF SELECTION OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1997, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements annually since the Company's inception. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's By-Laws or otherwise. The Board of Directors is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

             SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 28, 1997, by (i) all those known by the Company to be beneficial owners of more than five percent (5%) of its Common Stock; (ii) all directors and nominees for director; (iii) the executive officers of the Company included in the Summary Compensation Table set forth under the caption "Compensation of Directors and Executive Officers" below; and (iv) all current executive officers and directors of the Company as a group. Mr. Johannsmeier and Dr. Maslak can be contacted at the offices of the Company. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                                 BENEFICIAL
                                                                  OWNERSHIP
                                                              -----------------
                         BENEFICIAL OWNER                      SHARES   PERCENT
                         ----------------                     --------- -------
      Delphi Asset Management(1)
       485 Madison Avenue
       New York, NY 10022.................................... 1,747,700   6.2%

      Karl H. Johannsmeier(2)................................ 5,188,519  18.3%
      Samuel H. Maslak(3).................................... 2,167,481   7.5%
      Robert J. Gallagher(4).................................   314,197   1.1%
      Stephen T. Johnson(5)..................................   170,880     *
      Bradford C. Anker(6)...................................   159,836     *
      Daniel R. Dugan(7).....................................   195,618     *
      Alan C. Mendelson(8)...................................    12,546     *
      Albert L. Greene(9)....................................    10,596     *
      All Executive Officers and Directors as a group (11
       persons)(10).......................................... 8,476,864  28.1%

--------
  *  Less than 1%

 (1) Based on information contained in a statement on Schedule 13G filed by such stockholder with the Securities and Exchange Commission on February 13, 1997.

 (2) Includes 10,096 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997, which are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned pursuant to Rule 13d-3(d)(1) under the Exchange Act.

 (3) Includes 661,494 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997.

 (4) Includes 238,576 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997.

 (5) Includes 166,166 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997. Also includes 450 shares for which Mr. Johnson disclaims beneficial ownership.

 (6) Includes 154,799 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997.

 (7) Includes 189,409 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997.

 (8) Includes 10,096 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997. Also includes 950 shares for which Mr. Mendelson disclaims beneficial ownership.

 (9) Includes 10,096 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997.

(10) Includes 20,680 shares as to which beneficial ownership is disclaimed by certain executive officers of the Company. Also includes 1,679,741 unissued shares of Common Stock subject to options exercisable within 60 days of January 28, 1997.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers serving as executive officers at the end of the fiscal year, for the three fiscal years ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                 LONG TERM
                                   ANNUAL       COMPENSATION
                                COMPENSATION       AWARDS
                              ----------------- ------------
   NAME AND PRINCIPAL          SALARY   BONUS                   ALL OTHER
        POSITION         YEAR   ($)      ($)    OPTIONS (#)  COMPENSATION ($)
   ------------------    ---- -------- -------- ------------ ----------------
Samuel H. Maslak         1996 $725,000 $108,750   100,000        $   500(1)
 Chairman and Chief      1995 $679,000 $ 67,900         0        $   500(1)
 Executive Officer       1994 $679,000 $      0         0        $   500(1)

Robert J. Gallagher      1996 $450,000 $ 45,000    50,000        $   500(1)
 President and Chief     1995 $415,000 $ 41,500   100,000        $   500(1)
 Operating Officer       1994 $350,000 $ 35,000         0        $   500(1)

Daniel R. Dugan          1996 $345,000 $ 86,250    50,000        $57,753(2)
 Sr. Vice President,     1995 $300,000 $ 60,000    50,000        $57,597(2)
 Worldwide Sales,        1994 $270,000 $ 54,000   100,000        $57,597(2)
 Service, Marketing

Bradford C. Anker        1996 $265,000 $ 26,500    25,000        $   500(1)
 Vice President,         1995 $250,000 $ 25,000    20,000        $   500(1)
 Manufacturing           1994 $232,000 $ 18,000         0        $   500(1)

Stephen T. Johnson       1996 $275,000 $      0    20,000        $   500(1)
 Vice President and      1995 $250,000 $ 37,500    25,000        $   500(1)
 Chief Financial Officer 1994 $195,000 $ 11,700    50,000        $   500(1)

--------
(1) Consisting of an employer contribution of $500 to each employee's 401(k) plan account.
(2) Consisting of an employer contribution of $500 to Mr. Dugan's 401(k) plan account and partial forgiveness of a loan from the Company in the amount of $57,253 in 1996 and $57,097 in 1995 and 1994. See "Certain
    Relationships and Other Transactions" for a description of such loan.

  During 1996, each non-employee director received an annual fee of $26,000 in connection with his service on the Board of Directors of the Company and was reimbursed for all travel expenses incurred in attending meetings of the Board. Pursuant to the 1995 Stock Incentive Plan, each non-employee director who was elected at the Company's 1996 Annual Meeting of Stockholders was granted an option on July 23, 1996, to purchase 7,500 shares of the Company's Common Stock at an exercise price equal to the then fair market value.

                     OPTIONS GRANTED TO EXECUTIVE OFFICERS

  The following two tables set forth certain information regarding stock options granted to, exercised by, and owned by the executive officers named in the foregoing Summary Compensation Table during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL
                                                                             REALIZABLE VALUE AT
                                                                              ASSUMED RATES OF
                                                                                 STOCK PRICE
                                         % OF TOTAL                           APPRECIATION FOR
                                           OPTIONS                            OPTION TERM(/2/)
                                          GRANTED TO                         -------------------
                          OPTIONS        EMPLOYEES IN  EXERCISE   EXPIRATION
          NAME           GRANTED(#)      FISCAL YEAR  PRICE/SHARE    DATE       5%       10%
          ----           ----------     ------------- ----------- ---------- -------- ----------
Samuel H. Maslak........  100,000(/1/)      7.09%       $14.875    2/28/06   $935,481 $2,370,692
Robert J. Gallagher.....   50,000(/1/)      3.55%       $14.875    2/28/06   $467,740 $1,185,346
Daniel R. Dugan.........   50,000(/1/)      3.55%       $14.875    2/28/06   $467,740 $1,185,346
Bradford C. Anker.......   25,000(/1/)      1.77%       $14.875    2/28/06   $233,870 $  592,673
Stephen T. Johnson......   20,000(/1/)      1.42%       $14.875    2/28/06   $187,096 $  474,138

--------
(1) Granted at fair market value on the date of grant; vesting over five years with 10% of the shares vesting six months after the date of grant and the balance vesting daily over the remaining 4 years. Vesting may be accelerated and the options may be repriced at the discretion of the Board of Directors. In the event of a dissolution, merger or other reorganization of the Company in which more than 50% of the Company's stock is exchanged, any surviving corporation shall assume the options outstanding, substitute similar rights for outstanding options, or the options shall continue. If the surviving corporation refuses to assume or continue the options, vesting on such options shall be accelerated. Subject to certain exceptions and conditions, in the event that a person or entity acquires more than 20% of the Company's then outstanding stock without the approval of the Board of Directors, vesting of outstanding options is automatically accelerated.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. Assuming 5% and 10% compounded annual appreciation of the stock price over the term of the option, the price of a share of Common Stock underlying an option issued February 28, 1996 with an exercise price of $14.875 would be $24.23 and $38.58, respectively, on February 28, 2006. The closing sale price of Acuson stock on the New York Stock Exchange on December 31, 1996 was $24.375.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED IN-THE-MONEY OPTIONS
                           SHARES                  OPTIONS AT FY-END(#)      AT FY-END ($)
                         ACQUIRED ON    VALUE          EXERCISABLE/          EXERCISABLE/
          NAME           EXERCISE(#) REALIZED ($)     UNEXERCISABLE        UNEXERCISABLE(1)
          ----           ----------- ------------ ---------------------- ---------------------
Samuel H. Maslak........      --            --       644,828/131,947     $6,363,846/$1,368,013
Robert J. Gallagher.....      --            --       224,763/140,981     $2,360,935/$1,671,613
Daniel R. Dugan.........      --            --       172,546/157,494     $1,956,116/$1,534,179
Bradford C. Anker.......   14,000      $213,425      149,096/ 43,642     $1,969,638/$  460,093
Stephen T. Johnson......   11,000      $143,917      158,055/ 78,625     $1,349,084/$  769,606

--------
(1) Value per share is defined as the market price of Acuson stock at year end minus the per share exercise price of the option. The closing sale price of Acuson stock on the New York Stock Exchange on December 31, 1996 was $24.375.

               REPORT OF THE COMPENSATION COMMITTEE AND BOARD OF
                       DIRECTORS--EXECUTIVE COMPENSATION

  The Company believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel in the competitive Silicon Valley area, and should also provide meaningful incentives for measurably superior performance. The Company seeks to reward achievement of long and short-term performance goals measured by successful development of new products, sales volume, meeting or exceeding financial targets, and other factors. In addition, the Company's performance is considered on an absolute basis and in comparison to other ultrasound companies in the United States and other high technology companies in the San Francisco Bay Area in determining executive remuneration.

  The Company's executive compensation generally consists of a base salary, a cash bonus and long-term incentive compensation in the form of stock options. When appropriate, a numerically based bonus based on sales or order performance has been used for certain executive officers. The overall officer cash compensation structure is designed so that, in general, a combination of base salary and a 10% bonus is aimed to pay officers at approximately the 75th percentile, based on the surveys described below used to obtain comparable compensation data. The compensation for any individual may be above or below this target, based on a number of factors, also described below.

  Salaries for the Company's executive officers, other than for the Chief Executive Officer, are recommended by the Chief Executive Officer, and reviewed and approved by the Compensation Committee of the Board of Directors. In determining his recommendations for salaries of executive officers, Dr. Maslak generally does not employ a formulaic approach or assign a predetermined weight to any specific objective or subjective criteria. Rather, he relies on a number of factors he deems important in making his recommendation. These factors include the performance of the executive over the past year, his view of the value of the executive's position at the Company and the importance of the output of the functional area managed by the executive, both on an absolute basis and on a relative basis in comparison to the challenges facing that functional area and the results achieved, as well as his view of the Company's performance and the ultrasound market in general. He also relies on publicly available executive compensation surveys chosen for their reputability and relevance to the Company in terms of geographic area and size of companies surveyed and on a study of executive compensation in publicly-held high technology companies, including competitors and neighboring companies in the San Francisco Bay area. The publicly available survey data may be adjusted by the Company's Human Resources Department to make the data more consistent with positions and responsibilities at the Company. Neither the surveys nor the study specifically use data for the companies included in the groups listed in the performance graph in this proxy statement.

  The salary for the Chief Executive Officer is determined in much the same manner by the Compensation Committee. The Committee uses its judgment and discretion in considering the survey data, an assessment of the Company's performance and Dr. Maslak's performance and contributions to the Company. There is no strict formulaic tie between the Company's stated goals and performance and Dr. Maslak's salary.

  When the Compensation Committee met in February 1996 to determine executive officer salaries for 1996, Dr. Maslak noted that during 1995, the Company had made significant progress toward meeting its strategic objectives; successfully controlled expenses and maintained profitability each quarter; increased its service revenue and profit; released an important upgrade to the Company's existing 128XP ultrasound system; and was now ready to launch a significant new product, culminating years of research and development. Dr. Maslak noted that in order to retain and motivate officers, the Company's goal was to maintain officer cash compensation, based on salary and a 10% bonus, at or near the 75th percentile, with some variation based on individual performance. Based on the performance of the Company and in order to maintain this goal, he recommended specific raises for the officers, other than himself. The Committee accepted these recommendations.

  The Company's Officer Bonus Plan is designed to pay a bonus of up to 25% of an officer's base salary. The target amount is not established on an annual basis. The amount of any particular annual bonus awarded under the Bonus Plan, other than for the Chief Executive Officer, is recommended by the Chief Executive Officer based on his assessment of a number of factors. These factors include financial results, including orders, shipments and profit margins, relative market share, meeting in a timely manner product development milestones and expense controls, as a well as qualitative factors such as achievement vs. difficulty of corporate objectives and positioning the Company for the future, and Dr. Maslak's view of the officer's performance during the past year. These Bonus Plan goals are not formally established at any point in time and no specific target amounts are included in these goals, but they are discussed on a subjective basis with the Committee at the time the Committee considers the bonuses. The Chief Executive Officer reviews the Company's performance in these areas in light of his assessment of overall market conditions, as well as his assessment of the officer's performance during the prior year. The bonus for the Chief Executive Officer is determined in the same way by the Compensation Committee.

  Officer bonuses for 1996 were determined in February 1997. The Chief Executive Officer reported to the Compensation Committee that during 1996 the Company had successfully launched two major products; achieved record revenues for the last two quarters of the year; and successfully controlled expenses despite the very significant cost of launching the new products. Based on these factors as well as the factors described in the previous paragraph, Dr. Maslak recommended specific bonuses for all executive officers other than himself. The Compensation Committee accepted these recommendations.

  The Company also has a merit bonus program that applies to employees (including officers) to recognize special accomplishments or significant efforts. The Chief Executive Officer has the discretion to grant a bonus to any officer consistent with the principles of this program. No bonuses were awarded to executive officers under this program in 1996.

  Stock options are awarded to encourage a long-term commitment to the Company and to direct officers' focus on long-term appreciation of stockholder value, as opposed to short-term results or functional area goals. In general, options align rewards with long-term increased value for shareholders. Options also serve as reward and recognition for past work and as an incentive to perform well in the future. The Chief Executive Officer recommends a pool of shares available for option grants to officers as a whole and he compares the recommended pool with survey data drawn from high technology companies in the San Francisco Bay area and other ultrasound companies. According to this data, the overall pool of shares allocated for officer grants was comparable to officer option grants among the companies in the survey data. Dr. Maslak's recommendation of which individual officers should receive grants of options and the size of those grants are based primarily on his view of individual performance, the potential of the individual to influence positively the long-term growth and value of the Company, on his evaluation of the relative importance of that individual in meeting the Company's objectives, and on advice from the Company's Human Resources department on compensation necessary to hire and retain senior executives in the Silicon Valley area. The Chief Executive Officer recommended option grants for executive officers in February, 1996. The Compensation Committee accepted all of his recommendations.

  Dr. Maslak's salary, bonus and options were reviewed by the Compensation Committee without Dr. Maslak being present. The Committee considered the factors outlined by Dr. Maslak above, as well as the survey data covering total cash compensation for chief executive officers. In light of the Company's achievements during 1995, Dr. Maslak's individual performance, and Dr. Maslak's request not to receive a salary increase for 1995, the Compensation Committee determined that a 6.8% salary raise for 1996 would be appropriate. The Compensation Committee also determined in February 1996 that an option grant would be appropriate as an incentive to Dr. Maslak to lead the Company through what would be a challenging year, involving the launch of two major products while controlling expenses. The Committee also noted that Dr. Maslak had not received an option grant since 1993. In February 1997 the Compensation Committee considered Dr. Maslak's bonus for 1996. The Committee reviewed the Company's achievements during 1996, including launch of two major new products, record revenues for the last two quarters of the year, and successfully controlling expenses, and concluded that a 15% bonus would be appropriate. Dr. Maslak's 1996 total cash compensation is in approximately the 75th percentile of the total cash compensation, including bonuses, of chief executive officers in the survey data.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid to the Company's executive officers in 1996 did not exceed the $1 million limit per officer. The Company's 1995 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant and may use such exemptions in addition to the exemption contemplated under the Company's 1995 Stock Incentive Plan.

                                     The Compensation Committee
                                         Karl H. Johannsmeier
                                         Albert L. Greene
                                         Alan C. Mendelson

                             PERFORMANCE GRAPH
             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
       AMONG S&P 500 INDEX, S&P MEDICAL PRODUCTS & SUPPLIES INDEX(2)
                           AND ACUSON  CORPORATION

                        PERFORMANCE GRAPH APPEARS HERE

                                                         MEDICAL
Measurement Period           ACUSON         S&P          PRODUCTS &
(Fiscal Year Covered)        CORP.          500 INDEX    SUPPLIES
-------------------          ----------     ---------    ----------
Measurement Pt-12/91        $100            $100         $100
FYE  12/92                  $ 49.03         $107.62      $ 85.68
FYE  12/93                  $ 37.74         $118.46      $ 65.34
FYE  12/94                  $ 50.58         $120.03      $ 77.48
FYE  12/95                  $ 38.52         $165.13      $130.96
FYE  12/96                  $ 75.88         $203.05      $150.30

Assumes $100 invested on December 31, 1991 in S&P 500 Index, S&P Medical Products & Supplies Index and Acuson Corporation
Notes:
(1) Total Return assumes reinvestment of dividends.
(2) Medical Products & Supplies Index includes C.R. Bard Inc., Baxter International Inc., Becton Dickinson & Co., Bausch & Lomb, Medtronic Inc., St. Jude Medical, Biomet, Inc., U.S. Surgical, Boston Scientific and Guidant Corp.

                      SECTION 16(A) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

  On December 30, 1996, a trust for the benefit of the children of Stephen T. Johnson, the Vice President and Chief Financial Officer of the Company, sold 450 shares of the Company's Common Stock. The transaction was not reported on a Form 4, but was reported on a Form 5 on February 19, 1997. Mr. Johnson disclaims beneficial ownership of the shares that were sold.

                            COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

  During 1996, the Compensation Committee consisted of Messrs. Johannsmeier, Greene and Mendelson, none of whom has ever been an officer or employee of the Company. However, during the year ended December 31, 1996, the Company paid approximately $75,598.07 for legal services to the law firm of Cooley Godward LLP, of which Mr. Mendelson is a partner. The Company believes that the fees paid to Cooley Godward LLP are comparable to those that would be paid to an unaffiliated party for similar services.

                 CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  In connection with Mr. Dugan's relocation to the San Francisco Bay Area in August 1991, the Company loaned Mr. Dugan $400,000 to assist him in the purchase of a home in the San Francisco Bay Area. The loan is secured by Mr. Dugan's residence.

  The loan to Mr. Dugan is interest-free and will be fully forgiven on a daily basis over a seven year period which commenced on August 8, 1991. The loan will be automatically forgiven upon termination of Mr. Dugan's employment by the Company without "cause" as defined in the promissory note, Mr. Dugan's death, reduction of Mr. Dugan's salary below $200,000, or a "change in control" of the Company, as defined in the note. If Mr. Dugan voluntarily terminates his employment with the Company or if he is terminated by the Company for "cause," he must repay the outstanding balance of the loan plus any tax savings to him resulting from any repayment of the loan, no later than the second anniversary of the date of termination.

  As of December 31, 1996, approximately $91,364 of the loan to Mr. Dugan was outstanding and the largest aggregate amount outstanding during the year was approximately $148,461. See also "Compensation Committee Interlocks and Insider Participation" above.

                          ANNUAL REPORT AND FORM 10-K

  The Company's 1996 Annual Report, including financial statements and financial statement schedules is being mailed with this proxy statement to stockholders entitled to notice of the meeting. A COPY OF THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR 1996 WILL BE PROVIDED UPON WRITTEN REQUEST AND WITHOUT CHARGE TO EACH SUCH STOCKHOLDER. Requests should be sent to Stockholder Relations, Acuson Corporation, P.O. Box 7393, Mountain View, California 94039-7393.

                                OTHER BUSINESS

  The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     /s/ CHARLES H. DEARBORN
                                     Charles H. Dearborn
                                     Secretary

                                DETACH HERE


                             ACUSON CORPORATION
                    PROXY SOLICITED BY BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1997

P

R       The undersigned hereby appoints Samuel H. Maslak and Robert J.
    Gallagher, and each of them, with full power of substitution, as proxies
O and attorneys-in-fact to vote the shares of Common Stock of Acuson Corporation (the "Company") which the undersigned is entitled to vote at
X the Annual Meeting of Stockholders of the Company to be held May 20, 1997 and at any adjournment(s) thereof, on the following matters as set forth
Y in the Notice of said meeting and Proxy Statement related thereto, and, in their discretion, upon such other matters which may properly come before the meeting or any adjournment(s) thereof.


                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE    ------------
                                                               |SEE REVERSE|
                                                               |   SIDE    |
                                                                -----------

                                  DETACH HERE

[ X ] Please mark
      votes as in
      this example.

      This proxy will be voted as specified, or if no choice is specified, FOR items 1 and 2.

                                                                                        For  Against   Abstain
     1. ELECTION OF DIRECTORS:                  2. To ratify the appointment of Arthur  [_]    [_]      [_]
     Nominees: Robert J. Gallagher,                Andersen LLP as independent public
     Albert L. Greene, Karl H. Johannsmeier,       accountants of the Company.
     Samuel H. Maslak, Alan C. Mendelson

              FOR         WITHHELD
              [_]           [_]

[_] ________________________________
    For all nominees as noted above

                                                   MARK HERE
                                                 FOR ADDRESS [_]
                                                  CHANGE AND
                                                NOTE AT LEFT

                                                Please sign below exactly as your name or names appear hereon. If more than one name appears, all persons so designated should sign. When signing in a representative capacity, please give your full title.

Signature: _____________________________________ Date: ______________ Signature: ________________________________ Date:_____________